Exhibit 3.1

CERTIFICATE OF FIRST AMENDMENT

TO THE FIRST AMENDED AND RESTATED BYLAWS

OF WELLS TIMBERLAND REIT, INC.

     The undersigned, who is the duly elected and acting secretary of Wells Timberland REIT, Inc., a Maryland corporation (the “Corporation”) does hereby certify as follows:

1. At a meeting of the Board of Directors held, pursuant to notice duly given, on

December 19, 2007, the Board of Directors of the Corporation unanimously adopted a First Amendment to the First Amended and Restated Bylaws of the Company (the “Bylaws”), to be effective as of December 19, 2007.

     2. The First Amendment provides for the replacement of Section 2 of Article II in its entirety with the following.

     “Section 2. ANNUAL MEETING. An annual meeting of the stockholders for the election of directors and the transaction of any business within the powers of the Corporation shall be held at a date and at the time set by the Board of Directors during the month of August of each year.”

     3. Except as expressly provided in Section 2 hereof, the Bylaws remain in full force and effect.

     IN WITNESS WHEREOF, I have hereunto subscribed my name on this day of December, 2007.

/s/ Douglas P. Williams Douglas P. Williams Secretary